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                                                                   Exhibit 23(a)



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 Registration Statement to the
Form S-4 Registration Statement (File No. 333-50435) of Lincoln Electric Holdings, Inc. and related Proxy Statement-Prospectus of The Lincoln Electric Company and Lincoln Electric Holdings, Inc. for the registration of 49,512,614 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 1998, with respect to the consolidated financial statements and schedule of The Lincoln Electric Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


May 29, 1998                                        /s/ Ernst & Young LLP
Cleveland, Ohio